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                                                           OMB APPROVAL
                                                           OMB Number: 3235-0058
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION  Expires:March 31,2006
                             Washington, D.C. 20549
                                                           Estimated average
                                   FORM 12b-25             burden hours per
                                                           response.........2.50
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                           NOTIFICATION OF LATE FILING     ---------------------
                                                              SEC FILE NUMBER
                                                                   0-26454

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                                                           ---------------------
                                                               CUSIP NUMBER
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(Check One):      |X|Form 10-K  |_|Form 20-F  |_|Form 11-K  |_|Form 10-Q
                  |_|Form N-SAR |_|Form N-CSR


                  For Period Ended: December 31, 2004
                                    --------------------------------------

                  [X]  Transition Report on Form 10-K
                  [ ]  Transition Report on Form 20-F
                  [ ]  Transition Report on Form 11-K
                  [ ]  Transition Report on Form 10-Q
                  [ ]  Transition Report on Form N-SAR

                  For the Transition Period Ended:
                                                 -----------------------

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     Read attached instruction sheet before preparing form. Please Print or
   Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION


AVP, Inc.
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Full Name of Registrant


Othnet, Inc.
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Former Name if Applicable


6100 Center Drive, Suite 900
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Address of Principal Executive Office (Street and Number)


Los Angeles, CA 90045
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City, State and Zip Code

                                     PART II
                             RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         |        (a)   The reasons  described in reasonable  detail in Part III
         |              of  this   form   could   not  be   eliminated   without
         |              unreasonable effort or expense;
         |
         |        (b)   The   subject   annual   report,   semi-annual   report,
         |              transition  report on Form 10-K,  Form 20-F,  11-K, Form
         |              N-SAR or From N-CSR, or portion  thereof,  will be filed
  |X|    |              on or before the  fifteenth  calendar day  following the
         |              prescribed due date; or the subject  quarterly report of
         |              transition  report on Form 10-Q, or portion thereof will
         |              be filed on or before the fifth  calendar day  following
         |              the prescribed due date; and
         |
         |        (c)   The accountant's  statement or other exhibit required by
         |              Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

      State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The report of AVP, Inc. on Form 10-KSB could not be filed within the prescribed time period because the Company's financial statements were not completed and could not be completed within the prescribed time period without unreasonable effort or expense. As a result, the Company could not solicit and obtain the necessary review of the Form 10-KSB and signatures thereto in a timely fashion prior to the due date of the report.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      David Fischer, Esq.             212                    407-4827
      -------------------         -----------           ------------------
            (Name)                (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If
      answer is no, identify report(s).                           |X| Yes |_| No

      --------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report
      or portion thereof?                                         |_| Yes |X| No


      If so, attach an explanation of the anticipated  change,  both narratively
      and  quantitatively,   and,  if  appropriate,  state  the  reasons  why  a
      reasonable estimate of the results cannot be made.

================================================================================
                                    AVP, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date :    March 31, 2005                By:  /s/ Andrew Reif
                                             ---------------------------------
                                             Name:   Andrew Reif
                                             Title:  Chief Operating Officer
                                                     and Director

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION

   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).

================================================================================

                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.